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Exhibit 99.2

QWEST CORPORATION ANNOUNCES OFFER TO PURCHASE $750 MILLION
OF NOTES DUE NOVEMBER 2004

        DENVER, August 11, 2004—Qwest Communications International Inc. (NYSE: Q) announced today that its Qwest Corporation (QC) subsidiary is offering to purchase for cash any and all of its $750 million aggregate principal amount of 7.20% notes due November 1, 2004.

        Holders who validly tender their notes at or prior to 5:00 p.m. EDT, on Tuesday, August 24, 2004 (the Early Participation Payment Deadline), will receive total consideration of $1,009.40 per $1,000 principal amount of notes accepted for purchase, consisting of a purchase price of $989.40 per $1,000 principal amount of notes and an early participation payment of $20 per $1,000 principal amount of notes (the Early Participation Payment). Holders who validly tender their notes at or prior to the Early Participation Payment Deadline will receive payment on or about the first business day following the Early Participation Payment Deadline. Tenders of notes may be withdrawn only prior to 5:00 p.m. EDT on Early Participation Payment Deadline.

        The offer is scheduled to expire at midnight EDT on Wednesday, September 8, 2004, unless extended or earlier terminated (the Expiration Time). Holders who validly tender their notes after the Early Participation Payment Deadline and at or prior to the Expiration Time will only receive the purchase price of $989.40 per $1,000 principal amount of notes accepted for purchase and will not be entitled to receive the Early Participation Payment. Payment for Notes tendered after the Early Participation Payment Deadline and at or prior to the Expiration Time will be made on or about the first business day following the Expiration Time. All holders whose notes are accepted for payment in the offer will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the notes.

        The offer is subject to the satisfaction of certain conditions, including the completion of the private offering of $500 million aggregate principal amount of new QC debt securities launched simultaneously with this offer. The offer is not subject to the receipt of any minimum amount of tenders.

        The complete terms and conditions of the offer are set forth in an offer to purchase that is being sent to holders of notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at (866) 470-3500 (US toll-free) and (212) 430-3774 (collect).

        This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities. The offer will be made solely by the Offer to Purchase dated, August 11, 2004 and the related letter of transmittal.

        Lehman Brothers and Goldman, Sachs & Co. are the Dealer Managers for the Offer. Questions regarding the Offers may be directed to Lehman Brothers, Liability Management Group at (800) 438-3242 (toll-free) and (212) 528-7581 or Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (toll-free) and (212) 357-3019.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Steve Hammack	Stephanie Comfort
	(303) 896-3030	800-567-7296
	steve.hammack@qwest.com	IR@qwest.com

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  Exhibit 99.2
QWEST CORPORATION ANNOUNCES OFFER TO PURCHASE $750 MILLION OF NOTES DUE NOVEMBER 2004